 ION Secures $2.5 Million Line of Credit with Bridge Bank

SOUTH PLAINFIELD, N.J.–(BUSINESS WIRE)–September 26, 2005 – ION Networks, Inc. (OTC:IONN.OB) a leading provider of solutions that secure access and administration to a wide variety of devices operating in voice and data networks, today announced the execution of an asset based credit facility for $2.5 million with Bridge Bank, N.A. (NASDAQ:BBNK).  The revolving credit facility has a two-year term, provides for advances of up to $2.0 million against eligible accounts receivable and an additional $500,000 against inventory.  Certain assets of the company secure the credit facility.

Patrick Delaney, Chief Financial Officer of ION Networks, commented, “We are extremely pleased to announce this credit facility with Bridge Bank.  This is ION’s first debt facility in many years and demonstrates another step in the company’s return to financial stability.   This financing will provide additional working capital to support ION’s growth and overall strategy.”

“Bridge Bank is delighted to begin our relationship with ION Networks,” commented Michael J. Field, Executive Vice President of Bridge Bank’s Technology Finance Group.  “ION is one of our key East Coast technology clients, and exemplifies the Bank’s commitment to serving technology companies throughout the U.S.”

About ION Networks

ION, headquartered in New Jersey, designs, develops, manufactures and sells security solutions that protect enterprise network administrative interfaces from improper, unauthorized or otherwise undesirable access from external and internal sources.  Founded in 1982, ION’s secure access solutions are in use in over 35 countries.  For more information please call 908-546-3900 or visit our website at www.ion-networks.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank.  The bank is dedicated to meeting the needs of small and middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.  For further details about the Bank please visit www.bridgebank.com.

Corporate Contact:                                                                                                ION Networks, Inc.

Mark Santus                                                                                                        120 Corporate Blvd.

ION Networks,  Inc.                                                                                  South Plainfield, NJ 07080

+1 908-546-3903                                                                                          +1 908-546-3900 (U.S.)

msantus@ion-networks.com                                                                                  +1 908-546-3900

                                                                                                                    info@ion-networks.com